Exhibit 2.3.1

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of November 30, 2004, by and between Synopsys, Inc., a Delaware corporation (“Parent”), and [                         ] (“Stockholder”).

Recitals

A.            Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain outstanding shares of common stock of Nassda Corporation, a Delaware corporation (the “Company”).

B.            Parent, North Acquisition Sub, Inc., a Delaware corporation, and the Company are entering into an Agreement of Merger of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of North Acquisition Sub, Inc. into the Company (the “Merger”).

C.            In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive $7.00 in cash.

D.            Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.       Certain Definitions

For purposes of this Agreement:

(a)           The terms “Acquisition Inquiry,” “Acquisition Proposal,” “Acquisition Transaction,” “Consent,” “Contract,” “Encumbrance,” “Legal Requirement,” “Person” and “Special Committee” shall have the respective meanings assigned to those terms in the Merger Agreement.  Other capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

(b)           “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(c)           Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d)           “Proxy Expiration Date” shall mean the earlier of (i) the date upon which the Merger becomes effective or (ii) the date upon which the Merger Agreement is validly terminated pursuant to Section 8.1 thereof.

(e)           “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Proxy Expiration Date.

(f)            “Subject Shares” shall mean: (i) all outstanding shares of Company Common Stock Owned by Stockholder as of the date of this Agreement; (ii) all additional outstanding shares of Company Common Stock of which Stockholder acquires Ownership during the period from the date of this Agreement through the Proxy Expiration Date; and (iii) all securities into which any of the shares of Company Common Stock described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(g)           A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into a Contract contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

SECTION 2.       Restrictions on Transfer of Subject Securities and Voting Rights

2.1          Restriction on Transfer of Subject Securities.  During the period commencing on the date of this Agreement and ending on the Proxy Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected, and any purported Transfer of any of the Subject Securities in violation of this Section 2.1 shall be void ab initio.

2.2          Restriction on Transfer of Voting Rights.  During the period commencing on the date of this Agreement and ending on the Proxy Expiration Date, Stockholder shall ensure that:  (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities with respect to the matters set forth in this Agreement.

SECTION 3.       Voting of Shares

3.1          Voting Covenant.  Stockholder agrees that, prior to the Proxy Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Shares to be voted:

(a)           in favor of the adoption of the Merger Agreement and the approval of the Merger, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b)           against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)           against the following actions (other than the adoption of the Merger Agreement and the approval of the Merger):  (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any amendment to the Company’s certificate of incorporation or bylaws; and (v) any material change in the capitalization of the Company or the Company’s corporate structure.

Prior to the Proxy Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

3.2          Proxy; Further Assurances.

(a)           Contemporaneously with the execution of this Agreement:  (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable (at all times on and prior to the Proxy Expiration Date) to the fullest extent permitted by law (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.  The Proxy shall terminate and be of no further force or effect as of the Proxy Expiration Date.

(b)           Stockholder shall, at Stockholder’s own expense, perform such further acts and cause to be executed such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

(c)           Stockholder shall not (i) enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to any of the Subject Shares that is inconsistent with this Agreement or (ii) take any other action with respect to any of the Subject Shares that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4.       Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.

SECTION 5.       No Solicitation

Stockholder agrees that, during the period commencing on the date of this Agreement and ending on the Proxy Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that Stockholder’s Representatives (as defined in the Merger Agreement) do not, directly or indirectly: (a) solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (b) furnish any information regarding any of the Acquired Corporations (as defined in the Merger Agreement) to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (d) approve, endorse or recommend any Acquisition Proposal; or (e) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.  Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that Stockholder’s Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

SECTION 6.       Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Parent as follows:

6.1          Authorization, etc.  Stockholder has the right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder.  This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2          No Conflicts or Consents.

(a)           The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b)           The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any Consent of any Person.  The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person.

6.3          Title to Securities.  As of the date of this Agreement:  (a) Stockholder holds of record (free of any Encumbrances except as created by this Agreement, the Proxy and the Other Agreements) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free of any Encumbrances except as created by this Agreement, the Proxy and the Other Agreements) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

SECTION 7.       Additional Covenants of Stockholder

7.1          Further Assurances.  From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7.2          Legends.  If requested by Parent, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock on or prior to the Proxy Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED

OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF NOVEMBER 30, 2004 AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 8.       Miscellaneous

8.1          Service as Director or Officer.  Nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

8.2          Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and obligations of Stockholder in this Agreement shall survive the Proxy Expiration Date.

8.3          Expenses.  Subject to Section 8.8 and 8.15, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.4          Notices.   All notices, requests, instructions or other documents or communications to be given or delivered under this Agreement shall be in writing and shall be deemed given or delivered (i) when sent if sent by facsimile (provided that the fax is promptly confirmed by telephone confirmation thereof), (ii) when delivered, if delivered personally to the intended recipient and (iii) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address or facsimile telephone number for such party (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA  94043

Attention:  General Counsel

Facsimile:  650-965-8637

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306

Attention: Timothy J. Moore

Facsimile:  650-849-7400

8.5          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases from such term or provision, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.6          Entire Agreement.  This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter of this Agreement and thereof and supersede all prior agreements and understandings between the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.7          Assignment; Binding Effect.  Except as provided herein, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the party’s rights under this Agreement may be assigned by the such party without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights by the party attempting to so assign without such consent shall be void and of no effect.  Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.  Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

8.8          Indemnification. Stockholder shall hold harmless and indemnify Parent and Parent’s affiliates from and against, and shall compensate and reimburse Parent and Parent’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent’s affiliates, or to which Parent or any of Parent’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any material inaccuracy in or material breach of any representation or warranty contained in this Agreement (provided that all materiality qualifications that are contained in such representations and warranties shall be disregarded) or (b) any material failure on the part of Stockholder to observe, perform or abide by, or any other material breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy (provided that all materiality qualifications that are contained in such restriction, covenant, obligation or other provision shall be disregarded).

8.9          Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

8.10        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached.  Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

8.11        Non-Exclusivity.  The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.  Nothing in this Agreement shall limit any of the obligations, rights or remedies of Stockholder or Parent under any other Contract to which Parent and Stockholder are parties; and nothing in any such other Contract shall limit any of obligations, rights or remedies of Stockholder or Parent under this Agreement.

8.12        Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery or other state courts (in the event that the Court of Chancery is unavailable) located in the State of Delaware.  Each of Parent and Stockholder irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 8.4.  Nothing in this Section 8.12 shall affect the right of Parent or Stockholder to serve process in any other manner permitted by law.

8.13        Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

8.14        Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.15        Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.16        Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.17        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

SYNOPSYS, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

SPOUSE OF STOCKHOLDER

Signature

Printed Name

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Exhibit A

Form of Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Nassda Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Steven K. Shevick, Rex S. Jackson and Synopsys, Inc., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this Proxy, which shares are specified on the final page of this Proxy and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof.  (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”)  Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares with respect to any of the Shares with respect to the matters set forth in this Proxy.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder, and is granted in consideration of Parent entering into the Agreement of Merger, dated as of the date hereof, among Parent, North Acquisition Sub, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”).  This proxy will terminate on the Proxy Expiration Date (as defined in the Voting Agreement).  All capitalized terms not defined herein shall have the meanings set forth in the Voting Agreement.

The attorneys and proxies named above will be empowered, and may exercise this Proxy, to vote the Shares at any time until the Proxy Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(i)            in favor of the adoption of the Merger Agreement and the approval of the Merger, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(ii)           against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii)          against the following actions (other than the adoption of the Merger Agreement and the approval of the Merger):  (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any amendment to the

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Company’s certificate of incorporation or bylaws; and (E) any material change in the capitalization of the Company or the Company’s corporate structure.

The Stockholder may vote the Shares on all other matters not referred to in this Proxy, and the attorneys and proxies named above may not exercise this Proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this Proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Proxy is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases from such term or provision, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Proxy shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Dated:  November 30, 2004

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this Proxy:

SPOUSE OF STOCKHOLDER

Signature

Printed Name

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